EXHIBIT 10.1 – CMG Finder's Fee Agreement
FINDER’S FEE AGREEMENT

THIS FINDER’S FEE AGREEMENT (the "Agreement"), made as of this 18th day of March, 2009, by and between:

CMG Holdings, Inc., a Nevada Corporation, and its Affiliates as defined herein, (hereinafter referred to as "CMG" or the "Company")

AND

LSC Capital Advisers, Inc., an Illinois Corporation (hereinafter "Consultant");

each a "Party" and collectively the "Parties."

WITNESSETH THAT:

WHEREAS, CMG is seeking financing and seeks the assistance of Consultant in locating and being introduced to potential Candidates (as described below) in connection with a potential Business Combination (as described below), and is willing to compensate Consultant for such introduction;

WHEREAS, Consultant is willing to assist CMG by introducing CMG to specific individuals and entities who may be willing to invest in CMG (the "Assistance");

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants contained herein, the Parties have agreed as follows:

Candidate(s):  As used in this Agreement, the term "Candidate(s)" shall be deemed to mean one or more individuals, firms, entities, affiliations, or persons; that completes a Business Combination (as defined herein) with the Company. Consultant shall notify CMG in writing, by electronic mail (email), or fax, of each proposed Candidate that Consultant wishes to introduce to CMG. CMG shall notify Consultant in writing, by electronic mail (email), or fax, of CMG’s approval or rejection of said proposed Candidate(s). CMG shall have the right to reject proposed Candidate(s) put forward by Consultant but CMG agrees that approval of proposed Candidate(s) put forward by Consultant will not be unreasonably withheld.

Business Combination(s): As used in this Agreement, the term "Business Combination" shall be deemed to mean any form of equity financing, debt financing, licensing, merger, acquisition, combination and/or consolidation involving CMG and Candidate(s).

Affiliate(s): As used in this Agreement, the term "Affiliate" shall be deemed to mean a director, officer, ten percent or greater shareholder and/or any person, firm, trust, corporation, or other business entity that; completes a Business Combination with a Candidate and/or directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company.

1.      WHEREAS:

(a)  Consultant is aware of and acquainted with Candidate(s) who may be interested in investing in CMG.  Consultant represents, warrants, and covenants that he is already acquainted with such individuals and has a pre-existing relationship with them, has not and will not make any public or general solicitation or advertising to locate such individuals, that such individuals are known to him through his prior experiences, and that it has not previously contacted such individuals on behalf of CMG.

(b) Consultant represents, warrants and covenants that he has not acted as a finder for CMG, nor been compensated as a finder for CMG during the preceding twelve (12) months.

(c)  Consultant represents, warrants and covenants that it is not a registered representative with any broker-dealer in the United States, is not employed by or associated with any broker-dealer in the United States, is not an investment adviser either generally or with respect to the specific individuals, and has not become aware of the specific Candidate(s) through any registered representative or broker-dealer in the United States.

(d)  Consultant represents, warrants and covenants that it will only make the Candidate(s) aware of the CMG investment opportunity, will only inform the Candidate(s) about CMG’s business but not about its securities, and will not negotiate with the Candidate(s) with respect to the investment, including the amount, the type and nature of the security or securities, or the terms of the investment, but will only relay CMG’s offers and responses.  All investment discussions will be directly between CMG and the Candidate(s) being introduced by Consultant.

(e)  Consultant represents, warrants and covenants that, to the best of its information, knowledge and belief, the Candidate(s) to be introduced are sophisticated or accredited investors (as those terms are used in the context of federal and state securities laws, rules and regulations), who have sufficient expertise and business acumen to evaluate the merits of the investment opportunity.

2.      Term. The term of this agreement shall commence at the signing of this agreement (the "Effective Date") and end one (1) year from the date it is executed by CMG, or at such other time as may be mutually agreed upon in writing by the Company and Consultant, provided that the Company shall remain responsible for the compensation obligations of the Company under this Agreement.  If during a period of thirty-six (36) months following the termination date, the Company completes a Business Combination with Candidate(s) introduced by Consultant in its capacity as a finder (as evidenced by a list by Consultant and delivered to the Company within thirty (30) days after the termination date) then Consultant shall be entitled to the same compensation as set forth under Item 3 below.

3.      Fees. Upon the completion of a Business Combination, CMG shall pay Consultant a Finder’s Fee calculated as follows:

Eight percent (8%) of the aggregate gross proceeds or value of the Business Combination in cash, with the exception of a Business Combination that is completed with a Candidate that was introduced to CMG through CST Group, Inc.; in which case the Finder's Fee paid to Consultant shall be two percent (2%) of the aggregate gross proceeds or value of the Business Combination in cash.

Said Finder's Fee shall be paid to Consultant by wire transfer upon the closing of the Business Combination.

4.   Non-Solicitation of Candidates. The Company agrees not to contact any of Consultant’s Candidates directly, unless authorized to do so by Consultant.

5.      Laws of the State of Illinois. This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Illinois. In the event of controversy arising out the interpretation, construction, performance, or breach of this Agreement, the Parties hereby agree and consent to the jurisdiction and venue of the District or County Court of Cook, Illinois.

6.    Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon the Parties hereto, their successors, assigns and legal representatives. The Parties hereto agree to execute such other instruments which may be necessary to carry out or to make effective the terms and provisions of this Agreement.

7.   Entire Agreement. This Agreement contains the entire understanding of the Parties and all of the covenants and agreements between the Parties with respect to the subject matter of this Agreement.  No other representations, oral or written, shall survive the execution of this Agreement and all representations made by and between the Parties respecting the subject matter hereof are contained in this Agreement.

8.   Notices. Notices required by this Agreement shall be written and delivered by certified mail, Federal Express (or other national or local overnight delivery service), telegram or by facsimile transmission to the Parties at the addresses set forth on the signature page of this Agreement, or at such address as the Parties may subsequently designate in writing.  Such notice shall be effective when received by the addressee.

9.  No Waiver or Modification. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

10. Non-Disclosure of Agreement to Third Parties. The Parties recognize that any release of information to the public or other third Parties with respect to this Agreement may cause great detriment to either or both of the Parties and thus agree to keep the details of this Agreement confidential.

11. Confidential Information.  The term "Confidential Information" as used in this Agreement shall mean any of the following:

(a)           any and all information that is conspicuously marked as being of a confidential, proprietary or of a secret nature received by one Party hereto (the "Recipient Party") from the other Party hereto (the "Disclosing Party") regarding the Assistance; and

(b)           any and all information gathered by either Party in the course of discussing and/or implementing the assistance, whether written or oral, and if written, however produced, that is conspicuously marked, or would logically be considered, confidential, proprietary or of a secret nature and the subject matter of this Agreement, and which information shall include, without limitation:

(i)           all ideas, concepts, strategies, corporate and financing structures, data, spreadsheets, summaries, reports, drawings, charts, specifications, forms, materials, term sheets, agreements and contracts (including this Agreement) relating in any way to the Assistance; and

(ii)           all information of any nature concerning either Party’s financial contacts and resources, distribution contacts and resources, technical information and know-how, business dealings and negotiations with third Parties, potential mergers and acquisitions, shareholders, members, clients, employees, consultants and affiliates.

For purposes of this Agreement, the term "Confidential Information" does not include information which (a) is publicly available or becomes generally available to the public other than as a result of a disclosure by the Recipient Party, (b) becomes available to the Recipient Party on a non-confidential basis from a source other than the Disclosing Party; provided, however, that the Receiving Party reasonably believes the source to have rightfully and lawfully obtained such information and such source is not bound by a confidentiality agreement or other obligation of secrecy with the Disclosing Party, (c) is independently developed by the Recipient Party, or (d) the Disclosing Party agrees in writing that the information may be disclosed, except as provided below.

Disposition of Confidential Information.  If at any time the Disclosing Party requests in writing, the Recipient Party shall immediately return to the Disclosing Party or, with the Disclosing Party’s consent destroy, all written and tangible Confidential Information originating with the Disclosing Party (including, without limitation, all documents, business plans, booklets, proposals, confidential memoranda, term sheets, letters, memos, drawings, charts, specifications, discs, magnetic tapes, electronic files and data bases) and any and all copies thereof.  Such return or destruction of the Confidential Information shall be certified in writing by the Recipient Party.

12.  Disclosure to Third Parties and Affiliates.  Each Party to this Agreement agrees that it shall not, at any time, disclose, in whole or in part, the Confidential Information to any third party, without first obtaining express written permission from the Disclosing Party.  Neither Party may reveal Confidential Information to any affiliates, persons or other entities except those who are deemed by the Recipient Party to be necessary for the purpose of discussing or evaluating the Assistance, and provided that the Confidential Information will be used by such affiliates, persons or other entities (including attorneys and accountants) solely in connection with the Assistance.  The Recipient Party shall take all necessary and appropriate precautions to avoid the unauthorized disclosure of Confidential Information.  The Recipient Party shall treat the Confidential Information of the Disclosing Party with no less care than it employs for its own Confidential Information of a similar nature that it does not wish to disclose, publish or disseminate, but not less than a reasonable level of care.   As used in this Agreement, the term "affiliates" shall include, but shall not be limited to, (a) any entities of which either respective Party is an employee, officer, director, partner, member, ten percent (10%) or greater shareholder, and any subsidiaries, partnerships or any other entities controlled by such entities, (b) all officers, directors, agents, employees, partners, ten percent (10%) or greater shareholders, consultants and advisors of each respective Party, and (c) any entity newly formed by either Party subsequent to the Effective Date under the same or a similar name.

13. Notice. Any notice required or permitted to be given under this Agreement shall be in writing and delivered personally (which shall include delivery via express courier such as Federal Express) or sent by registered or certified mail, return receipt requested, or by facsimile, telegram or telex followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:

If to Company:
CMG Holdings, Inc.,
5601 Biscayne Boulevard
Miami, FL 33137
Attention: Jim Ennis, COO

If to Consultant;
LSC Capital Advisers, Inc.
3333 Warrenville Road, Ste 200
Lisle, IL  60532

14. Non-Circumvention.

(a)           CMG will not, in any manner, circumvent, or attempt to circumvent its payment obligations to LSC pursuant to Section 3 above.

(b)           CMG will not disclose to any third Parties any names, addresses, telephone numbers, facsimile numbers, or e-mail addresses of any Candidate, and CMG recognizes that such information about any Candidate is the exclusive and valuable property of the Consultant unless such information was previously obtained from sources other than the Consultant.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same Agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

IN WITNESS WHEREOF, intending to be legally bound, the Parties have executed this Finder's Fee Agreement the day and year first above written:

CMG Holdings, Inc.,

By: /s/Jim Ennis
Its: Chief Operating Officer
Printed Name: Jim Ennis

LSC Capital Advisers, Inc.

By: /s/ Joseph Wagner
Joseph Wagner, President